EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Provides Company Update: Experiencing Robust Order Activity and Playing a Key Role in COVID-19 Vaccination Programs in the Retail and Long-Term Care Settings

Infrastructure Projects Completed Have Almost Tripled Treatment Capacity and Company is Well-Positioned with Strong Mailback Inventory Levels and Production Schedule

HOUSTON, Texas, January 11, 2021 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps Compliance” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, is providing an update on the completion of its infrastructure expansion announced in March 2020 to strengthen its service capabilities to proactively prepare for an anticipated strong flu season as well as increased customer activity related to the COVID-19 pandemic. The Company also announces that it has been shipping COVID-19 related mailback orders since December 2020, supporting immunizations in the long-term care market, and has approximately $10 million in advance mailback orders to be filled primarily during the quarter ended March 31, 2021. These advance orders are expected to support further immunizations in the long-term care and, ultimately, in the retail markets. While these orders are expected to be shipped during the March 2021 quarter, the unprecedented economic and public health situation in the U.S. could affect the timing and status of these orders.
The Company has completed the growth infrastructure initiatives which it began in March 2020, to expand its capacity to support growth across its service and solution offerings. The completed projects include: (i) new autoclaves (one each) at the Company’s Texas and Pennsylvania treatment facilities essentially tripling capacity, (ii) the addition of mailback related warehouse and distribution space of 52,000 square feet and (iii) mailback inventory on January 1, 2021 of 300,000 units with a plan to manufacture as many as an additional 1 million units by the end of the fiscal year 2021. Additionally, the Company recently expanded its line of credit from $14 million to $18 million to support its growth.
David P. Tusa, President and Chief Executive Officer of Sharps Compliance commented, “The growth we are experiencing in our mailback and route-based businesses presents an opportunity to reshape our seasonally low March quarter. The proactive strengthening of our infrastructure and mailback inventory levels has been critical to our ability to service our customers’ needs during the COVID-19 pandemic on an uninterrupted basis. Additionally, we have demonstrated to our customer base that we are very well prepared to address their current needs as well as for significantly increased demand expected as we move through 2021 and as our customers continue to flex their operations to meet the immunization and healthcare needs of the American public.
“As we begin the March 2021 quarter, strong order activity is continuing, and we remain focused on efficiently servicing our existing customers while also capitalizing on new opportunities in the marketplace. We are a leader in servicing the retail pharmacy space, serving close to 70% of that market, and are playing a key role as the multi-shot COVID-19 vaccination program rolls out. Likewise, our service to long-term care facilities and commercial labs is continuing to generate increased volume activity as we move through 2021. Most importantly, we are thrilled to see a variety of vaccines being made available and are very proud to play an essential role in the safe disposal of the regulated medical waste generated by these efforts.”
Sharps Compliance expects to announce its full financial results for the second quarter of fiscal 2021 on January 28, 2021.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect the Company’s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com